Exhibit 4.41

AMENDMENT TO AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO  THE AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE is dated as of March 20, 2012, by and between Dais Analytic Corporation, a New York corporation (the “Company”), and Platinum-Montaur Life Sciences, LLC (“Platinum”), a Delaware limited liability company.

WHEREAS, the Company issued to Platinum the Amended and Restated Convertible Promissory Note, dated as of March 22, 2011 (the “2011 Amended Note”), on or about March 22, 2011; and

WHEREAS, the parties desire to amend the 2011 Amended Note as is set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Amendment to Section 1 of 2011 Amended Note.   Section 1 of the 2011 Amended Note is hereby deleted in its entirety and the following is inserted in place thereof:

“1.           Payment.

(i)   Payment of Interest.  Simple interest shall accrue on the unpaid principal amount of this Convertible Note at a rate equal to ten percent (10%) per annum (the “Interest Rate”), commencing on December 17, 2009, and the principal amount hereof and shall be payable on May 7, 2012 (the “Maturity Date”) in cash or immediately available funds. Interest shall be computed on the basis of the actual number of days elapsed in a 365-day year.

(ii)           Payment of Convertible Note.  Except in connection with a Qualified Offering by the Company or acceleration by the Payee or otherwise as described herein, the Company may not, at any time prior to the Maturity Date, repay or prepay any outstanding principal of the Convertible Note or any accrued and unpaid interest without the prior written consent of the Payee.”

2.            Continuing Effect.   Except as otherwise set forth herein, the 2011 Amended Note remains un-amended and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to 2011 Amended Note as of the date first written above.

DAIS ANALYTIC CORPORATION

By:	/s/ Timothy Tangredi
Name: Timothy Tangredi
Title: President & CEO

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:	/s/Joseph Sanfilipo
Name: Joseph Sanfilipo
Title: CFO